Exhibit 99.1

              Tasty Baking Company Announces Anticipated
                Fourth Quarter 2004 Financial Results

    PHILADELPHIA--(BUSINESS WIRE)--Feb. 21, 2005--Tasty Baking Company (NYSE:TBC) today announced that the company's fourth quarter 2004 financial results were affected by an additional pre-tax pension expense of approximately $0.8 million, or $0.06 per fully diluted share. The company anticipates reporting earnings per fully diluted share, excluding the additional pension expense, in the range of $0.03 to $0.05 for the fourth quarter ended December 25, 2004. (See the attached Reconciliation of GAAP to non-GAAP Financial Measures.)
    Including the additional pension expense, the company anticipates a net loss of $0.01 to $0.03 per fully diluted share for the fourth quarter 2004. The company had previously issued guidance of $0.25 per fully diluted share for the full-year 2004 and reported earnings of $0.17 per fully diluted share through the end of the third quarter 2004.
    During the fourth quarter 2004, the company incurred additional costs to support the implementation of the new enterprise resource planning (ERP) system and consulting services related to Sarbanes-Oxley Section 404 compliance, as management cautioned in the company's third quarter 2004 financial results release.
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "Upon joining Tasty Baking Company, the new team was challenged with a number of fundamental business issues, including the lack of an integrated ERP system and volatility associated with the company's annual pension expense. As we complete the second year of our Transformation Plan, we have proactively tackled these issues and have further solidified our platform for growth."
    David S. Marberger, senior vice president and chief financial officer of Tasty Baking Company, added, "The company previously announced the amendment of the Tasty Baking Company Pension Plan to freeze benefit accruals effective March 26, 2005. The company also added new cash funded retirement accounts for individual employees starting March 27, 2005. This change is expected to reduce the volatility of the company's annual pension expense going forward and will benefit employees by providing cash contributions into a retirement account that they will now manage."
    The anticipated additional pension expense of $0.8 million for the fourth quarter 2004 is a non-cash cost, $0.5 million of which the company incurred in connection with its method of immediately recognizing pension gains and losses that fall outside the pension corridor, as defined by Statement of Financial Accounting Standards
(SFAS) 87, "Employers Accounting for Pensions." This unique pension accounting method was an election made by the company in 1987. The vast majority of companies elect to amortize pension gains or losses that fall outside of the corridor over future periods as permitted under SFAS 87. Also included in the additional pension expense in the fourth quarter 2004 was a $0.3 million curtailment charge associated with the company's pension plan change. In the fourth quarter 2003, the company did not incur any additional pension expense that fell outside of the pension corridor.
    Tasty Baking Company will announce fourth quarter and year end 2004 financial results on March 1, 2005.

    NON-GAAP FINANCIAL MEASURES

    In addition to the anticipated results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented anticipated earnings per fully diluted share excluding the additional pension expense which is a non-GAAP financial measure. The company believes that this non-GAAP financial measure, viewed in addition to the company's anticipated GAAP results, provides useful information and greater transparency to investors. The company uses this non-GAAP financial measure internally to evaluate the company's operating performance on a period over period basis and for forecasting future periods. Earnings per fully diluted share excluding the additional pension expense is calculated by adding back to the anticipated GAAP loss the anticipated additional pension expense, net of taxes, and dividing by the number of shares outstanding. Reconciliation to the comparable GAAP financial measure is available in the accompanying schedule. Earnings per fully diluted share excluding the additional pension expense should not be considered as a substitute for net income or any other measure of performance or liquidity prepared in accordance with GAAP. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.


Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company release of February 21, 2005, for fourth quarter 2004 unaudited financial results.


The table below reconciles anticipated earnings (loss) per fully diluted share, presented in accordance with GAAP, to anticipated earnings per fully diluted share excluding anticipated additional pension expense.


(Dollars in thousands, except per share data)

                                                      13 Weeks Ended
                                                     -----------------

                                                       12/25/2004(a)
                                                       -------------
                                                       From      To
                                                     -------- --------
Loss per share                                       $ (0.03) $ (0.01)
Net Loss                                             $  (300) $  (100)
Add: Additional Pension Expense(b)(Net of 34% tax)       528      528
                                                     -------- --------
Net income excluding additional pension expense      $   228  $   428
                                                     ======== ========
Adjusted earnings per share excluding additional
 pension expense                                     $  0.03  $  0.05

(a) Estimated Range
(b) Based on $800 pre-tax

    CONTACT: Tasty Baking Company, Philadelphia
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
               or
             David S. Marberger, 215-221-8500